EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hills Bancorporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-736006,  33-2657, 333-182465 and 333-182464) on Form S-8 of Hills Bancorporation of our report dated March 9, 2012, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of Hills Bancorporation and subsidiary for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Hills Bancorporation.

/s/ KPMG LLP

Des Moines, Iowa
March 11, 2014